                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           CNA FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

     (5) Total fee paid:
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
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     (2) Form, schedule or registration statement no.:
--------------------------------------------------------------------------------

     (3) Filing party:
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     (4) Date filed:
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

                           CNA FINANCIAL CORPORATION
                                ---------------

                    Notice of Annual Meeting -- May 6, 1998

To the Stockholders of
  CNA FINANCIAL CORPORATION:

     You are hereby notified that pursuant to the By-Laws of CNA Financial Corporation, a Delaware corporation, the annual meeting of Stockholders will be held at CNA Plaza (333 South Wabash Avenue), Room 207N, Chicago, Illinois, on Wednesday, May 6, 1998, at 10:00 a.m., Chicago time, for the following purposes:

     (1) To elect twelve Directors;

     (2) To authorize an amendment to the Company's Certificate of Incorporation to remove certain indemnification provisions as more fully described herein.

     (3) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company; and

     (4) To transact such other business as may properly come before the meeting.

     Only Stockholders of record at the close of business on March 16, 1998, are entitled to notice of, and to vote at, this meeting.

     It is desired that as many Stockholders as practicable be represented at the meeting. Consequently, whether or not you now expect to be present, you are requested to sign and date the enclosed proxy and return it promptly to the Company. You may revoke the proxy at any time before the authority granted therein is exercised.

                                           By order of the Board of Directors,

                                                    JONATHAN D. KANTOR
                                             Senior Vice President, Secretary
                                                   and General Counsel

Chicago, Illinois
March 30, 1998

                           CNA FINANCIAL CORPORATION
           ADMINISTRATIVE OFFICES: CNA PLAZA, CHICAGO, ILLINOIS 60685
                                ---------------

                                PROXY STATEMENT
                         ANNUAL MEETING -- MAY 6, 1998

     The Board of Directors of CNA Financial Corporation ("CNA" or the "Company") submits this statement in connection with the solicitation of proxies from the Stockholders in the form enclosed.

     The persons named in this statement as nominees for election as Directors have been designated by the Board of Directors.

     Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A Stockholder may also revoke his proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the Stockholder's specifications and, if no specification is made, proxies will be voted in accordance with the Board of Directors' recommendations. The approximate date of mailing of this Proxy Statement is March 30, 1998.

     On March 16, 1998, the Company had outstanding 61,798,262 shares of common stock ("Common Stock"). The holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 16, 1998 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of Stockholders.

     In accordance with the Company's by-laws and applicable law, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the twelve nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes"), will not be counted. The affirmative vote of shares outstanding is required to approve the amendment to the Company's Certificate of Incorporation. And,the affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter. Broker non-votes are not counted as present.

PRINCIPAL SHAREHOLDERS

     The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of February 10, 1998 (unless otherwise noted). Except as noted below, each such entity has sole voting and investment power with respect to the shares set forth:

NAME AND ADDRESS OF BENEFICIAL OWNER                      AMOUNT BENEFICIALLY OWNED    PERCENT OF CLASS
------------------------------------                      -------------------------    ----------------
Loews Corporation ("Loews")...........................           52,115,660                 84.3%
667 Madison Avenue
New York, New York 10021
The Equitable Companies Incorporated..................            3,971,234                  6.4%
("Equitable")(1)
787 Seventh Avenue
New York, New York 10019

---------------

(1) This information is as of December 31, 1997 and is based on a report filed with the Securities and Exchange Commission. According to the report the shares were acquired for investment purposes and may be deemed to be beneficially owned by certain subsidiaries of Equitable. Equitable states in such report that it may be deemed to have sole voting power with respect to 2,099,950 shares and sole dispositive power with respect to 3,971,234 shares. The report states that it has been filed jointly on behalf of AXA, and five French mutual insurance companies, as a group, as parent holding companies.

     Since Loews holds more than a majority of the outstanding Common Stock of CNA, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other Stockholders. Loews intends to vote FOR the election of management's nominees for the Board of Directors', FOR the Amendment of the Certificate of Incorporation removing certain indemnification provisions and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors. There are no agreements between CNA and Loews with respect to the election of CNA Directors or Officers or with respect to the other matters to come before the meeting.

DIRECTOR AND OFFICER HOLDINGS

     The following table sets forth certain information as to the shares of Common Stock beneficially owned by each Director and nominee, and each Executive Officer named in the Summary Compensation Table below, and by all Executive Officers and Directors of the Company as a group as of January 31, 1998, based on data furnished by them:

                                               SHARES OF THE           SHARES OF           SHARES OF CNA
                                                 COMPANY'S         LOEWS CORPORATION     SURETY CORPORATION
                                                COMMON STOCK          COMMON STOCK          COMMON STOCK
                   NAME                      BENEFICIALLY OWNED    BENEFICIALLY OWNED    BENEFICIALLY OWNED
                   ----                      ------------------    ------------------    ------------------
Antoinette Cook Bush.......................          200                        0                  0
Dennis H. Chookaszian......................        1,000                    4,000                  0
Philip L. Engel............................         4000                        0                  0
Robert P. Gwinn............................          307                        0                  0
Walter F. Mondale..........................          300                        0                  0
Carolyn L. Murphy..........................        1,159                        0                  0
Edward J. Noha.............................          450                    1,500                  0
Joseph Rosenberg...........................        2,000                        0                  0
Richard L. Thomas..........................        1,700(a)                 3,000                  0
James S. Tisch.............................            0                   80,000                  0
Laurence A. Tisch..........................            0               17,999,998                  0
Preston R. Tisch...........................            0               17,999,998                  0
Adrian Tocklin.............................            0                        0              1,000
Marvin Zonis...............................          200                        0                  0
All Officers and Directors as a group (28
  persons including those listed above)....        8,416               36,088,496              1,300

---------------
     Each holding represents less than 1% of the outstanding shares of Common Stock. For information with respect to the stock holdings of Loews, see "Principal Shareholders" above.

     (a) Mr. Thomas' wife owns 1,100 shares of CNA Common Stock and 2,500 shares of Loews Common Stock in which he disclaims any beneficial interest.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The By-Laws provide that the number of Directors that shall constitute the whole Board shall be twelve. The Directors shall be elected at the Annual Meeting of Stockholders and each Director elected shall hold office until the next annual meeting of Stockholders and until his successor is elected and qualified. Directors need not be Stockholders. Unless authority to do so is withheld, the persons named in the enclosed proxy intend to vote the shares represented by the proxies given to them for the twelve nominees hereinafter named. All Directors were elected at the last Annual Meeting of Stockholders.

     Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable.

     Set forth below is the name, principal occupation and business experience during the past five years and certain other information for each nominee:

     ANTOINETTE COOK BUSH, Partner, Skadden, Arps, Slate, Meagher & Flom, Washington, D. C. since 1993. Ms. Bush was Senior Counsel of the United States Senate Committee on Commerce, Science and Transportation-Majority Staff from January 1991 to October 1993. She was Staff Counsel of the Committee from March 1987 to December 1990. She has been a Director since 1993. She is a member of the Executive, Finance and Audit Committees and Chairperson of the Incentive Compensation Committee. Age 41.

     DENNIS H. CHOOKASZIAN, Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies since September 1992. From November 1990 to September 1992, Mr. Chookaszian was President and Chief Operating Officer of the CNA Insurance Companies. Prior thereto, he was Vice President and Controller of the Company and its insurance subsidiaries since 1975. He serves on the boards of Insurance Services Office, Inc., Loews and Mercury Finance Company. He serves on the Executive and Finance Committees. Mr. Chookaszian has served as a Director since 1990. Age 54.

     PHILIP L. ENGEL, President of the CNA Insurance Companies since September 1992. From November 1990 until September 1992 he was Executive Vice President of the CNA Insurance Companies. Prior thereto, Mr. Engel had been a Vice President of the CNA Insurance Companies since 1977. He serves on the Executive and Finance Committees. Mr. Engel has served as a Director since 1992. Age 57.

     ROBERT P. GWINN, Retired Chairman of the Board and Chief Executive Officer of Encyclopaedia Britannica. He is a director of Alberto Culver Company. He is a member of the Incentive Compensation, Executive, Finance and Audit Committees. Mr. Gwinn has served as a Director since 1967. Age 90.

     WALTER F. MONDALE, Partner in the Minneapolis, Minnesota law firm of Dorsey & Whitney since December 1996. Mr. Mondale was United States Ambassador to Japan from September 1993 until December 1996. From September 1987 until his appointment as Ambassador, Mr. Mondale was a partner at Dorsey & Whitney. Mr. Mondale was Vice President of the United States from 1977 until 1981. He was the Democratic nominee for President of the United States in 1984. He serves on the boards of The BlackRock Income Trust Inc., The BlackRock Target Term Trust Inc., The BlackRock Advantage Term Trust Inc., The BlackRock Strategic Term Trust Inc., The BlackRock 1998 Term Trust Inc., BBT Subsidiary Inc., The BlackRock Municipal Target Term Trust Inc., The BlackRock North American Government Income Trust Inc., The BlackRock Insured Municipal Term Trust Inc., The BlackRock Investment Quality Term Trust Inc., The BlackRock 2001 Term Trust Inc., The BlackRock Insured Municipal 2008 Term Trust Inc., The BlackRock California Insured Municipal 2008 Term Trust Inc., The BlackRock New York Insured Municipal 2008 Term Trust Inc., The BlackRock Florida Insured Municipal 2008 Term Trust, The BlackRock 1999 Term Trust Inc., BNN Subsidiary Inc., BBT Subsidiary Fund, The BlackRock Investment Quality Municipal Trust

Inc., The BlackRock Florida Investment Quality Municipal Trust, The BlackRock California Investment Quality Municipal Trust, Inc., The BlackRock New York Investment Quality Municipal Trust Inc., The BlackRock New Jersey Investment Quality Municipal Trust Inc., The BlackRock Broad Investment Grade 2009 Term Trust Inc., Dain Rauscher Corporation, St. Jude Medical Inc. United Healthcare Corp., Northwest Airlines Corp., NWA Inc., and Northwest Airlines, Inc. He is a member of the Executive, Finance and Audit Committees. He served as a Director from 1985 until 1993 and was reelected Director in February 1997. Age 70.

     EDWARD J. NOHA, Chairman of the Board of CNA since September 1992. Prior to that time and since February 1975, Mr. Noha was Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies. Mr. Noha serves on the board of Loews and Wheelabrator Technologies, Inc. He is a member of the Executive and Finance Committees. Mr. Noha has served as a Director since 1975. Age 70.

     JOSEPH ROSENBERG, Chief Investment Strategist of Loews since 1995. Prior to that, he was Chief Investment Officer of Loews since August 1973. He serves on the Executive and Finance Committees. He has been a Director since August 1995. Age 65.

     RICHARD L. THOMAS, Retired Chairman of the Board of First Chicago NBD Corporation ("NBD"). He was Chairman of the Board of First Chicago Corporation (the predecessor of NBD) from January 1992 through December 1995. He also serves on the boards of NBD, Sara Lee Corporation, IMC Global, Inc., The PMI Group, Inc., Scotsman Industries, Inc. and The Sabre Group Holdings, Inc. He serves on the Executive, Finance and Incentive Compensation Committees and is Chairman of the Audit Committee. Mr. Thomas has served as a Director since 1970. Age 67.

     JAMES S. TISCH, President and Chief Operating Officer of Loews since October 1994. Prior to that, he was Executive Vice President of Loews. He is a Director of Loews, Vail Resorts, Inc. and Diamond Offshore Drilling, Inc. He is Chairman of the Finance Committee and serves on the Executive Committee. Mr. Tisch has served as a Director since 1985. Age 45.

     LAURENCE A. TISCH, Co-Chairman of the Board and Co-Chief Executive Officer of Loews. He is the Chief Executive Officer of CNA. He is a director of Automatic Data Processing, Inc. and Bulova Corporation ("Bulova") and was Chairman of the Board, President and Chief Executive Officer of CBS, Inc. until November 1995. Mr. Tisch has served as a Director since 1974 and is a member of the Executive and Finance Committees. Age 75.

     PRESTON R. TISCH, Co-Chairman of the Board and Co-Chief Executive Officer of Loews. Prior to October 1994, he was President and Co-Chief Executive Officer of Loews since March 1988. He was Postmaster General of the United States from August 1986 to February 1988. Prior thereto he had served as President and Chief Operating Officer of Loews since 1969 and a Director since 1960. He is a director of Bulova, Hasbro, Inc., and Rite Aid Corporation. Mr. Tisch served as a Director of CNA from 1974 to 1986 and was reelected a Director in May of 1988. He is Chairman of the Executive Committee and serves on the Finance Committee. Age 71.

     MARVIN ZONIS, Professor of international political economy at the Graduate School of Business at the University of Chicago since 1989. He has been a Director since 1993. He is a member of the Incentive Compensation, Executive, Finance and Audit Committees. Age 61.

COMMITTEES AND MEETINGS

     The Company has an Audit, Incentive Compensation, Executive and Finance Committee. The Company does not have a nominating committee.

     The Audit Committee is a standing committee and is charged with the responsibility of administering corporate policy in matters of accounting and control. The Audit Committee functions as the liaison with the Company's independent auditors.

     The Incentive Compensation Committee administers the Incentive Compensation Plan for Certain Executive Officers (as hereinafter described).

     The Board of Directors, Audit and Finance Committees met four times in 1997. The Incentive Compensation Committee met once. All of the current Directors attended at least 75% of each of the Board of Directors meetings and the committees of the Board on which such director serves.

DIRECTOR COMPENSATION

     CNA directors who are not employees of CNA or any of its subsidiaries received an annual retainer in 1997 of $20,000. In addition, members of committees received the following annual retainers: Finance $3,000; Executive $3,000; Incentive Compensation $1,000; and Audit $1,500. Messrs. Chookaszian and Engel, as employees of CNA, do not receive director retainer fees. Directors are reimbursed for necessary and reasonable travel expenses incurred in attending meetings.

     Pursuant to a Continuing Service Agreement with CNA, expiring on September 20, 2002, Mr. Noha (or his estate in the event of his death) is paid a fee at the rate of $1,570,000 per annum reduced by the retirement benefits payable to Mr. Noha under his Employment Agreement and CNA's Retirement Plan and Supplemental Retirement Plan. During the last fiscal year, services provided by Mr. Noha under this Agreement consisted of providing the assistance and advice as delineated in the Agreement and promoting and assisting the Company with respect to its position in the Chicago business community. In this regard, Mr. Noha served as a member of numerous organizations including Chairman of the Chicago Manufacturing Center, Chairman of the Economic Development Commission of the City of Chicago, Chairman of the NIST Manufacturing Extension Partnership National Advisory Board and member of the Illinois Business Roundtable.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table includes compensation paid by the Company and its subsidiaries for services rendered in all capacities for the years indicated for the Chief Executive Officer and the four most highly compensated Executive Officers of the Company as of December 31, 1997:

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                    ------------------------------------
                                                                             LONG-TERM
                                                                  BONUS     COMPENSATION      ALL OTHER
        NAME AND PRINCIPAL POSITION          YEAR   SALARY(B)      (C)       PAYOUTS(D)    COMPENSATION(E)
        ---------------------------          ----   ---------     -----     ------------   ---------------
Laurence A. Tisch(a).......................  1997           --        --             --        $26,000(f)
  Chief Executive Officer                    1996           --        --             --         26,000(f)
  CNA Financial Corporation                  1995           --        --             --         26,000(f)
Dennis H. Chookaszian......................  1997   $  950,000        --     $1,650,000        129,288(g)
  Chairman of the Board                      1996      950,000        --      1,450,000         51,362(h)
  Chief Executive Officer                    1995    1,593,027        --             --         66,587
  CNA Insurance Companies
Philip L. Engel............................  1997      800,000                  500,000         62,226(g)
  President                                  1996      800,000        --        400,000         40,131(h)
  CNA Insurance Companies                    1995      962,587        --             --         40,429
Carolyn L. Murphy..........................  1997      600,000   480,000             --         25,200
  Senior Vice President                      1996      600,000   317,000             --         25,200
  CNA Insurance Companies                    1995      562,307   206,000             --         23,100
Adrian M. Tocklin..........................  1997      550,000   417,000                        23,100
  Senior Vice President                      1996      548,595   225,000                        23,100
  CNA Insurance Companies                    1995      474,808   170,000        154,180(i)      10,741

---------------
(a) Mr. Tisch does not receive a salary from the Company. CNA reimburses Loews for Mr. Tisch's services, as well as other Loews officers and executives, pursuant to the Services Agreement described below under "Certain Transactions." The reimbursements for Mr. Tisch's services to CNA in 1997, 1996 and 1995 were $96,427, $184,846 and $82,418.

(b) Base salary includes compensation deferred under the CNA Savings Plan and CNA Supplemental Savings Plan.

(c) Amounts disclosed are for bonus awards earned and accrued in the year indicated under the company's annual incentive plans hereinafter described. Bonus awards are typically paid in March of the following year.

(d) Represents payout under the Incentive Compensation Plan For Executive Officers.

(e) Represents amounts contributed or accrued to the named officers for the CNA Savings Plan and CNA Supplemental Savings Plan.

(f) Represents director fees paid to Mr. Tisch. He is not a participant in the company's savings plans.

(g) Includes $27,356 and $11,260 of insurance premiums paid by the Company on behalf of Mr. Chookaszian and Mr. Engel, respectively.

(h) Includes $10,422 and $6,009 of Long Term Disability Insurance Premium paid by the Company on behalf of Mr. Chookaszian and Mr. Engel, respectively.

(i)  The Continental Corporation Long-Term Incentive Program.

EMPLOYMENT CONTRACTS

     The Company is party to employment agreements (the "Agreements") with each of Dennis H. Chookaszian and Philip L. Engel. The Agreements expire December 31, 1998 and are at an annual Base Salary of $950,000 for Mr. Chookaszian and $800,000 for Mr. Engel. The Agreements provide that they will participate in an Incentive Compensation Plan that will provide Mr. Chookaszian and Mr. Engel with an opportunity to earn a bonus based on performance and attainment of specified corporate goals. The Incentive Compensation Plan was approved by shareholders on May 6, 1996.

     Each of the Agreements requires the Company to provide long-term disability coverage and permits the employee to participate in other benefit programs offered by the Company to its employees. In the event of death or disability, the employee is entitled to be paid the Base Salary to the end of the month in which such death or disability occurs and a prorated amount based on assumed attainment of the incentive compensation in effect at the time. Any incentive compensation paid is included in the computation of pensionable earnings under the Company's retirement plans. The employee may participate in the Qualified and Supplemental Savings Plan established by the Company wherein the Company pays a matching percentage of 70% of the first 6% of the employee's contributions. This matching amount is also included in the computation of pensionable earnings.

     The Company may terminate each Agreement without cause at any time, in which event the Company is required to continue to make payments to the employee for a period of three years from the date of termination at a fixed rate based on Base Salary and the incentive compensation in effect at the time of such termination. Each Agreement contemplates negotiation of a renewal for an additional three year period at the expiration of its term on December 31, 1998 and provides that if the parties have not reached an agreement before March 31, 1999 at a Base Salary and opportunity for incentive compensation of not less than the amount of Base Salary and incentive compensation provided for the year 1998 at substantially the same terms as the expiring agreement, then the employment shall be considered terminated by the Corporation and the employee shall be entitled to termination pay for a period of three years based on the combined Base Salary and the assumed incentive compensation for 1998. If a renewal is not negotiated before December 31, 1998, the Executives shall become employees-at-will for a three month period at an actual salary representing the combined Base Salary and assumed incentive compensation for the year 1998.

RETIREMENT PLANS

     CNA provides funded, tax qualified, non-contributory retirement plans for all salaried employees, including executive officers (the "Retirement Plans") and an unfunded, non-qualified, non-contributory benefits equalization plan (the "Supplemental Retirement Plan") that provides for the accrual and payment of benefits that are not available under tax qualified plans such as the Retirement Plans. The following description of the Retirement Plans also gives effect to benefits provided under the Supplemental Retirement Plan.

     The Retirement Plans provide for retirement benefits based upon average final compensation (i.e., based upon the highest average sixty consecutive months compensation and years of credited service with CNA). Compensation under the Retirement Plans consists of salary paid by the Company and its subsidiaries included under "Salary," "Bonus" and "Long-Term Compensation Payouts" in the Summary Compensation Table above. The following table shows estimated annual benefits payable upon retirement under the Retirement Plans for various compensation levels and years of credited service, based upon normal retirement in 1996 and a straight life annuity form of benefit. In addition to a straight life annuity, the Plans also allow the participant to elect payment to be made in a Joint and Contingent (or Survivor) Annuitant form where the

Contingent (or Survivor) Annuitant would receive payment at 50%, 66 2/3% or 100% of the participant's benefit amount.

                               PENSION PLAN TABLE

                                                        ESTIMATED ANNUAL PENSION FOR
  AVERAGE                                         REPRESENTATIVE YEARS OF CREDITED SERVICE
   ANNUAL                   ------------------------------------------------------------------------------------
COMPENSATION                   15                20                 25                 30                 35
------------                   --                --                 --                 --                 --
 $  400,000.............    $116,618         $  155,491         $  194,364         $  206,570         $  218,777
    500,000.............     146,618            195,491            244,364            259,904            275,444
    600,000.............     176,618            235,491            294,364            313,237            332,111
    700,000.............     206,618            275,491            344,364            366,571            388,778
    800,000.............     236,618            315,491            394,364            419,904            445,445
    900,000.............     266,618            355,491            444,364            473,238            502,112
  1,000,000.............     296,618            395,491            494,364            526,571            558,779
  1,100,000.............     326,618            435,491            544,364            579,905            615,446
  1,200,000.............     356,618            475,491            594,364            633,238            672,113
  1,300,000.............     386,618            515,491            644,364            686,572            728,780
  1,400,000.............     416,618            555,491            694,364            739,905            785,447
  1,500,000.............     446,618            595,491            744,364            793,219            842,114
  1,600,000.............     476,618            635,491            794,364            846,572            898,781
  1,700,000.............     506,618            675,491            844,364            899,906            955,448
  1,800,000.............     536,618            715,491            894,364            953,239          1,012,115
  1,900,000.............     566,618            755,491            944,364          1,006,573          1,068,782
  2,000,000.............     596,618            795,491            994,364          1,059,906          1,125,449
  2,100,000.............     626,618            835,491          1,044,364          1,113,240          1,182,116
  2,200,000.............     656,618            875,491          1,094,364          1,166,573          1,238,783
  2,300,000.............     686,618            915,491          1,144,364          1,219,907          1,295,450
  2,400,000.............     716,618            955,491          1,194,364          1,273,240          1,352,117
  2,500,000.............     746,618            995,491          1,244,364          1,326,574          1,408,784
  2,600,000.............     776,618          1,035,491          1,294,364          1,379,907          1,465,451
  2,700,000.............     806,618          1,075,491          1,344,364          1,433,241          1,522,118
  2,800,000.............     836,618          1,115,491          1,394,364          1,486,574          1,578,785
  2,900,000.............     866,618          1,155,491          1,444,364          1,539,908          1,635,452

     The amounts in the table reflect deductions for estimated Social Security payments.

     Mr. Chookaszian, Mr. Engel, Ms. Murphy and Ms. Tocklin have 22, 32, 20 and 22 years of credited service, respectively.

LONG-TERM INCENTIVE PLAN -- AWARDS IN 1997

     The following table contains information with respect to awards made in 1997 under the Company's Incentive Compensation Plan to the Company's most highly compensated executive officers:

                                                                             ESTIMATED FUTURE PAYOUTS --
                      NAME                          PERFORMANCE PERIOD(1)            MAXIMUM(2)
                      ----                          ---------------------    ---------------------------
Dennis H. Chookaszian...........................        1 year - 1997                 1,650,000
                                                        1 year - 1998                 1,850,000
Philip L. Engel.................................        1 year - 1997                   500,000
                                                        1 year - 1998                   600,000

---------------
(1) Pursuant to the Incentive Compensation Plan, in 1996 the Incentive Compensation Committee granted three single year awards (each, an "Award") to Dennis Chookaszian and Philip Engel for each of the years 1996, 1997 and 1998 (each year being a "Performance Period"). Each Award represents a designated percentage of the Company's consolidated after-tax net income, exclusive of realized investment gains and losses ("Net Operating Income") for one or more Performance Periods. There is no award of units or securities under the Incentive Compensation Plan.

(2) The Awards granted to Dennis Chookaszian were as follows: (a) for the 1997 Performance Period: 1/2% of 1996 Net Operating Income plus 1/2% of 1997 Net Operating Income; and (b) for the 1998 Performance Period: 1/3% of 1996 Net Operating Income plus 1/3% of 1997 Net Operating Income plus 1/3% of 1998 Net Operating Income. The Awards granted to Philip Engel were as follows:
    (a) for the 1997 Performance Period: 1/8% of 1996 Net Operating Income plus 1/8% of 1997 Net Operating Income; and (b) for the 1998 Performance Period 1/12% of 1996 Net Operating Income plus 1/12% of 1997 Net Income plus 1/12% of 1998 Net Operating Income. There is no threshold or minimum level of Net Income or specific performance target with respect to any Award. The Award for each Performance Period is subject to a maximum amount which is set out in the foregoing table.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

CERTAIN EXECUTIVE OFFICERS

     The Board of Directors believes that the future success of the Company and its subsidiaries is dependent upon the quality of management, and that compensation programs are important in attracting and retaining individuals of superior ability and motivating their efforts on behalf of the Company and its business interests.

     Under Section 162(m) of the Internal Revenue Code and certain regulations thereunder (together "the Code") the amount of compensation paid by a publicly-held corporation to the five of its most highly compensated executive officers during any year that may be deductible for federal income tax purposes is limited to $1,000,000 per person per year except that compensation that is "qualified performance-based compensation" will be deductible.

     To the extent the Company's compensation policy can be implemented in a manner that maximizes the deductibility of compensation paid by the Company, the Board of Directors will seek to do so. Accordingly, in 1996, the Company adopted the Incentive Compensation Plan for Certain Executive Officers (the "Plan"), which is designed to qualify the amounts paid from time to time thereunder to certain of the Corporation's Executive Officers as "qualified performance-based compensation" under Section 162(m) of the Code (see "Long-Term Incentive Plan -- Awards in 1997," above).

GENERAL

     The Company's compensation program is designed to recognize individual performance and contribution to CNA. This pay-for-performance philosophy is used to reward employees whose work meets or exceeds CNA's standards of quality and value-added customer service. It is CNA's objective to have a compensation policy that is internally equitable and externally competitive, rewards executives for long term strategic management, supports a performance-oriented environment that stresses attainment of corporate goals and individual expectations, and attracts and retains key executives critical to the Company's long term success.

     The Chairman and Chief Executive Officer of the CNA Insurance Companies establishes the compensation for the other executives (except the President of the CNA Insurance Companies) following a systematic process to establish an annual compensation plan for the Company's senior executives. He is assisted in developing the plan by the Company's Human Resources staff. The Human Resources staff is aided by an independent nationally recognized compensation consulting organization. Information is obtained regarding the Company's competitor group of companies. The competitor group of companies consisted of 20 companies in the insurance industry and included five of the six companies in the Standard & Poor's Multi-Line Insurance Index (see "Stock Price Performance Graph" below). These companies represent the organizations with which CNA competes for talent. This information, in conjunction with performance judgments as to past and expected future contributions of the individual executive, is used to develop an annual compensation plan. The Human Resources staff periodically reviews with independent compensation consultants the overall competitiveness of the salary plan. Because CNA uses this market pricing approach to determine appropriate executive pay levels, CNA does not use formal salary ranges, with attendant minimums, midpoints and maximums to determine pay levels or annual increase amounts. In 1997, senior executives were provided total annual cash compensation opportunities (base salary plus annual incentives) that approximated the 75th percentile of total annual cash compensation opportunities for comparable executives at the Company's competitors. Opportunities were set at these levels in order to provide the Company's senior executives with a competitive level of total compensation with their peers who, in general, receive total compensation opportunities consisting of base salary and annual and long-term incentives.

     Senior executives' base salaries are reviewed annually by the Chairman and Chief Executive Officer of the CNA Insurance Companies. In connection with this review the Chairman is provided with the comparative salary data described above. In 1997, senior executives base salaries increased in the aggregate over 1996 levels to reflect the comparative salary data referred to above relative to CNA peer companies of similar size.

     The Company has adopted an Annual Incentive Bonus Plan for all executive officers other than certain executive officers who are eligible to participate in the Incentive Compensation Plan for Certain Executive Officers. The awards for the Annual Incentive Bonus Plan are determined by performance compared to pre-set goals in three categories: Corporate Goals; Shared Goals; and Individual Goals. Participants have a percentage established annually of their incentive compensation based on the Corporate Goal and the remainder based on the other two goals. Generally, the pre-set goals have been developed to be quantifiable or definable to the extent possible. The percentage was based, among other factors, on comparative salary data as described above. Final approval of bonus payments are made by the Chief Executive Officer of the CNA Insurance Companies with participation by the President and with respect to the Corporate Goal, the Chief Financial Officer. The Company reserves the right to make discretionary changes to the award amounts and reserves the right to eliminate these bonuses, uniformly, due to adverse financial conditions. In determining the annual incentive award for 1997, the Chairman and Chief Executive Officer and the President of the CNA Insurance Companies evaluated Company and business unit performance and individual performance against the pre-set goal categories. Based upon financial performance, customer service levels, operating efficiencies and business growth, the 1997 incentive bonuses ranged from 94% to 154% of the overall incentive target for the Company's senior executives.

     As noted in the Summary Compensation Table, Laurence A. Tisch, the Company's Chief Executive Officer, does not receive compensation from the Company. Mr. Tisch is compensated by Loews, of which he is Chairman of the Board and Co-Chief Executive Officer. CNA reimburses Loews for services of Mr. Tisch and other officers and executives of Loews pursuant to the Services Agreement described under "Certain Transactions," below.

By the Board of Directors:                 Antoinette Cook Bush               Joseph Rosenberg
                                           Dennis H. Chookaszian              Richard L. Thomas
                                           Philip L. Engel                    James S. Tisch
                                           Robert P. Gwinn                    Laurence A. Tisch
                                           Walter F. Mondale                  Preston R. Tisch
                                           Edward J. Noha                     Marvin Zonis

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. L. A. Tisch, D. H. Chookaszian, and P. L. Engel, each of whom are Directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Mr. Noha, a Director of the Company, formerly served as an officer of the Company or its subsidiaries. Mr. L. A. Tisch, Director and Chief Executive Officer of the Company, also serves as a Director and Co-Chief Executive Officer of Loews. See "Certain Transactions," below, for information with respect to transactions between the Company and its subsidiaries, and certain individuals and entities with which they are affiliated.

                              CERTAIN TRANSACTIONS

     Loews makes available to CNA the services of certain officers and executives of Loews. In February 1975 CNA entered into a management services agreement (the "Services Agreement") with Loews which provides that Loews will make available to CNA these services, together with general corporate services, including financial, administrative and management consulting services. Loews is reimbursed on the basis of an allocation of a portion of the salaries and related payroll taxes and benefits of the officers and executives performing the services, in addition to travel and similar expenses incurred. The allocation may be adjusted in the event of any substantial change in the services performed and the Services Agreement may be terminated by CNA or Loews on the last day of any month. The Services Agreement has been reviewed each year since 1975 by CNA's Audit Committee. The last such review took place in February 1998 and the Audit Committee recommended renewal of the Services Agreement for the ensuing fiscal year, calling for a reimbursement allocation of approximately $210,000 per month, which recommendation was accepted by the Board of Directors. Under the Services Agreement CNA reimbursed Loews $2,520,000 for services performed during 1997, and $62,000 for travel and similar expenses incurred during that period. During 1997 Loews paid premiums on insurance and administrative services to the CNA Insurance Companies at standard rates aggregating approximately $6,045,600.

     The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA's Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. This agreement may be cancelled by CNA or Loews upon thirty days' prior written notice. In 1997, the inclusion of CNA and its eligible subsidiaries in the consolidated federal tax return of Loews resulted in increased federal income tax liability for Loews. Accordingly, CNA has paid approximately $210,000,000 in 1997 to Loews under the tax allocation agreement.

     CNA has also reimbursed to Loews approximately $7,691,000 for expenses (consisting primarily of salaries and benefits and other out-of-pocket costs) incurred by Loews during 1997 in maintaining investment facilities and services for CNA.

     In December 1995, CNA Realty Corp. provided a $700,000 guaranty to James Flood, an executive officer, to assist him with relocation costs. The guaranty was fully secured, and subsequently assigned to CNA Financial Corp. in 1996. In June 1996, CNA provided another executive officer, Michael McGavick, a $900,000 guaranty to assist him in relocation costs.

     In 1997, certain subsidiaries of CNA paid approximately $329,168 in legal fees to the law firm of Dorsey & Whitney. In addition, certain subsidiaries of CNA paid the firm in connection with defense of policyholders pursuant to the terms of insurance policies issued by certain CNA subsidiaries. In many such situations, the policyholder, not CNA or its subsidiaries, chose Dorsey & Whitney as the law firm to provide such legal services. Mr. Mondale is a partner of this firm.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the total return of the Company's common stock, the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Standard & Poor's Multi-Line Insurance Index for the five years ended December 31, 1997. The graph assumes that the value of the investment in the Company's Common Stock and for each Index was $100 on December 31, 1992 and that dividends were reinvested.

                                 [LINE GRAPH]


                                  92              93              94              95              96              97
                                ------         ------          ------           ------          ------          ------
CNA FINANCIAL CORP              100.00          79.08           66.20           115.82          109.18          130.36
S&P 500 INDEX                   100.00         111.84          117.64           172.92          219.27          334.45
MULTI-LINE INSURANCE            100.00         110.08          111.53           153.45          188.68          251.63




            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more that ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based upon review of the information provided to the Company, the Company believes that during the 1997 fiscal year all Section 16(a) filing requirements were complied with except for two late Form 4 filings with respect to the purchase of 300 shares of common stock acquired April 8, 1997 and 200 shares of common stock acquired November 14, 1997, both by Mr. Bernard Hengesbaugh, an executive officer of the Company and the late Forms 4 and 5 filings with respect to the purchase of 200 shares of common stock acquired June 24, 1997 by Mr. Marvin Zonis, a director of the Company.

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
                           REGARDING INDEMNIFICATION
                                (PROPOSAL NO. 2)

     The Board of Directors has unanimously approved, subject to approval by the stockholders at the annual meeting, the removal of Article Fourteenth, Indemnification Provisions, of the Certificate of Incorporation. If adopted, the Board of Directors intends to amend the Company's By-Laws initially to include text identical to the provisions of Article Fourteenth of the Certificate of Incorporation. The Board, within the limits imposed by the Delaware General Corporation Law (the "DGCL"), may in the future restrict, expand or clarify the application of the indemnification provisions. DGCL permits companies incorporated under the laws of the State of Delaware, such as the Company, to include in either their certificates of incorporation or their by-laws, provisions that permit and, in some cases, may require, a company to indemnify persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement by reason of the fact that the person is or was a director, officer or employee of the company. Article Fourteenth of the Company's Certificate of Incorporation includes such provisions.

     Since the indemnification provisions were adopted by stockholders in 1967, Delaware corporate law relating to indemnification of directors, officers or employees has undergone numerous changes. Each amendment to the Company's Certificate of Incorporation requires a solicitation of stockholders for their approval. This process can be time consuming and costly to the Company. Because the Company tries to minimize expenses relating to stockholder solicitation, the Company has placed items requiring stockholder approval on the agenda for annual meetings rather than calling a special meeting of stockholders. Relocation of the Company's indemnification provisions from the Certificate of Incorporation to the By-laws will permit the Board of Directors to monitor and amend these provisions without the necessity of continually soliciting the vote of stockholders.

     The Board of Directors believes the proposed amendment is in the best interest of the Company and its stockholders. In recent years, investigations, claims, actions, suits or proceedings (including stockholder derivative actions) ("Proceedings") seeking to impose liability on, or involving as witnesses, directors, officers and employees of publicly held corporations have become the subject of much public discussion. These Proceedings are typically expensive whatever their eventual outcome. Even Proceedings in which a director , officer, employee or agent is not named as a defendant, substantial expenses or attorneys' fees may be incurred if such individual is called as a witness, is required to produce documents or becomes involved in the Proceedings in any other way. As a result, an individual may conclude that potential exposure to the costs and risks of Proceedings in which he or she may become involved exceeds any benefit to him or her from serving as a director, officer or employee of the Company. The relocation of the Company's indemnification provisions would permit the Board of Directors to efficiently revise the Company's indemnification provisions to reflect changes in the DGCL and court decisions. The Board of Directors believes that the proposed amendment, if adopted, would enhance the ability of the Company to attract and retain the best qualified individuals to serve as directors, officers or employees.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ADOPTION OF THE FOREGOING PROPOSAL AMENDING THE CERTIFICATE OF INCORPORATION TO REMOVE ARTICLE FOURTEENTH.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 3)

     Deloitte & Touche LLP was CNA's independent auditing firm for the fiscal year 1997 and has been recommended by the Audit Committee to perform the audit for the 1998 fiscal year. This recommendation was further approved by the Board of Directors. The Board of Directors recommends that the appointment of Deloitte & Touche LLP be ratified by the Stockholders. If the appointment of the firm of Deloitte & Touche LLP is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be extended the opportunity to make a statement if they so desire and will respond to appropriate questions raised at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 3.

                                 OTHER MATTERS

     The Company does not know of any other business to come before the meeting. However, if any other matters come before the meeting, the persons named in the proxies will act on behalf of the Stockholders they represent according to their best judgment.

     The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mails, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of stock registered in their names and will be reimbursed for their out-of-pocket expenses and reasonable clerical expenses.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Stockholder proposals for inclusion in proxy materials for the 1999 Annual Meeting should be addressed to the Company's Senior Vice President, Secretary and General Counsel, CNA Plaza, 43S, Chicago, Illinois 60685, and must be received by November 27, 1998.

                                           By order of the Board of Directors,

                                                    JONATHAN D. KANTOR
                                             Senior Vice President, Secretary
                                                   and General Counsel

Chicago, Illinois
March 30, 1998

PROXY

                        CNA FINANCIAL CORPORATION PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING, MAY 6, 1998, CHICAGO, ILLINOIS

The undersigned hereby appoints L.A. Tisch, J.S. Tisch, and D.H. Chookaszian, or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of CNA Financial Corporation, to be held at CNA Plaza, (333 South Wabash Avenue), Chicago, Illinois, on May 6, 1998, at 10:00 A.M., or at any adjournment thereof as follows:

         Election of Directors. Nominees:

         Antoinette Cook Bush, Dennis H. Chookaszian,
         Philip L. Engel, Robert P. Gwinn, Walter F. Mondale, Edward J. Noha, Joseph Rosenberg, Richard L. Thomas, James S. Tisch,
         Laurence A. Tisch, Preston R. Tisch, Marvin Zonis.




YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARE UNLESS YOU SIGN AND RETURN THIS CARD. [SEE REVERSE SIDE]

[X]  PLEASE MARK YOUR                                                       4952
     VOTES AS IN THIS
     EXAMPLE.


     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSALS 2 and 3.


------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the Election of Directors and FOR proposal 2.
------------------------------------------------------------------------------------------------
                     FOR        WITHHELD                              FOR      AGAINST   ABSTAIN
1.  Election of                                   2.  Approval of
    Directors        [  ]         [  ]                Amendment to    [  ]      [  ]       [  ]
    (see reverse)                                     Certificate
                                                      of Incorporation

                                                  3.  Approval of
                                                      independent     [  ]      [  ]       [  ]
                                                      accountants.

For, except vote withheld from the following nominee(s):



-------------------------------------------------------




SIGNATURE(S)__________________________  DATE__________ The signer hereby revokes
NOTE:   Please sign exactly as name appears hereon.    all proxies heretofore
        Joint owners should each sign. When            given by the signer to
        signing as attorney, executor,                 vote at said meeting or
        administrator, trustee or guardian,            any adjournments thereof.
        please give full title as such.